Exhibit 10.1

SEVERANCE AGREEMENT

THIS AGREEMENT, dated             , 2014, is made by and between Baxter International Inc., a Delaware corporation (the “Company”), and              (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

WHEREAS, on March 27, 2014, the Company announced its intention to spin off its BioScience business into a separate publicly traded corporation (the “Spinoff”); and

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) recognizes that the possibility of the uncertainty and questions which are raised by the pending Spinoff among the Company’s management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Committee has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially distracting circumstances arising from the pending Spinoff; and

WHEREAS, the Company and the Executive now wish to enter into this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Term of Agreement. The Term of this Agreement shall commence on the date hereof and shall continue in effect through the later of December 31, 2015, or the first anniversary of the effective date of the Spinoff if the Spinoff occurs on or prior to December 31, 2015.

2. Severance Payments.

2.1 Severance Benefits. If the Executive’s employment is terminated during the Term, other than (A) by the Company for Cause (as defined below), (B) by reason of death or Disability (as defined below), or (C) by the Executive, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 2.1, in addition to any payments and benefits to which the Executive is otherwise entitled, provided that the Executive shall have properly executed a release of all claims relating to the Executive’s employment, in a form acceptable to the Company (the “Release”), and that the period for revocation of the Release shall have expired without the Release being revoked, within forty-five (45) days of the Executive’s Date of Termination (as defined in Section 3).

(A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to one and one-half (1.5) times the sum of (i) the Executive’s base salary as in effect immediately prior to the Date of Termination, and (ii) the Executive’s target annual bonus under any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination. Such payment shall be made as soon as practical after the expiration of the period during which the Release may be revoked; provided, that if the forty-fifth day following the Date of Termination occurs in the calendar year following the calendar year that includes the Date of Termination, then any portion of such payment that the Company determines constitutes deferred compensation subject to Section 409A of the Internal Revenue Code of 1986 (the “Code”) shall not be paid until the first business day of the calendar year following the calendar year that includes the Date of Termination.

(B) If the Executive properly elects, for the Executive and his or her qualifying dependents, continuation coverage under Section 4980B of the Code or any comparable law (“COBRA coverage”), the Company shall pay to the Executive an amount calculated so that the net after-tax amount of such payment is equal to the difference between the monthly premium to be paid by the Executive for such COBRA coverage and the amount that an active employee would be required to pay for comparable coverage multiplied by six. Such amount shall be paid in a single lump sum, at the same time that the lump sum severance payment describe in Section 2.1(A) above is paid, and shall not be subject to repayment if the Executive subsequently terminates COBRA coverage.

(C) The Company shall provide the Executive with outplacement services suitable to the Executive’s position for a period of two years or, if earlier, until the first acceptance by the Executive of an offer of employment, in an aggregate amount not exceeding $50,000. Subject to the foregoing, in no event shall any payment described in this Section 2.1(C) be made until the expiration of the period during which the Release may be revoked, or after the end of the calendar year following the calendar year in which the services were provided.

2.2 Definitions of Cause and Disability. For purposes of this Agreement:

(A) “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(B) “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

2.3 Effect of Employment By Successor. If the Executive is offered and accepts a position with the company that is the successor to the Company’s BioScience business (the “Successor”) in connection with the Spinoff, then the Executive’s employment shall not be treated as terminated by the Company and the Executive shall not be entitled to any severance benefits pursuant to Section 2.1. In such event, the Term shall continue and the Executive shall be entitled to severance benefits pursuant to this Agreement if the Executive’s employment is terminated by the Successor without Cause during the Term, reduced by any severance benefits paid by the Successor. Nothing contained herein shall be construed to imply that the Executive has any obligation to accept employment with the Successor, and if the Executive’s employment is terminated by the Company, such termination shall not be considered to have been terminated for Cause, and the Executive’s right to severance benefits pursuant to this Agreement, shall not be affected by the fact that the Executive was offered employment by the Successor.

2.4 Compliance with Section 409A. All amounts payable to the Executive pursuant to this Agreement are intended to either be exempt from, or to comply with, the requirements of Section 409A of the Code, and to the maximum extent permitted by applicable law this Agreement shall be construed in a manner consistent with such intent. Without limiting the generality of the foregoing, no amount payable to the Executive under this Agreement that constitutes deferred compensation subject to Section 409A of the Code shall be paid until the Executive incurs a “separation from service” from the Company within the meaning of Section 409A of the Code and, if at the time the Executive incurs a separation from service as so defined the Executive is a “specified employee” as defined in the Baxter International Inc. and Subsidiaries Deferred Compensation Plan, no amount that constitutes deferred compensation subject to Section 409A shall be paid until the first day of the seventh month following the month that includes the separation from service (or, if earlier, the date of the Executive’s death). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.

2.5 No Mitigation or Offset. The Executive shall not be required to seek or accept other employment or otherwise to mitigate damages in order to receive the severance benefits provided for in this Agreement, and the severance benefits shall not be reduced or offset by amounts received from any other source (except to the extent that the Executive’s COBRA coverage is terminated as a result of the Executive becoming covered under another plan).

3. Termination Procedures. During the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 5 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The “Date of Termination” shall mean the date specified in the Notice of Termination which, except in the case of a termination for Cause, shall not be less than thirty (30) days after the Notice of Termination is given, provided that in the case of a resignation by the Executive, the Company may specify a Date of

Termination that is earlier than the date specified in the Executive’s Notice of Termination, and the fact that the Company specifies an earlier Date of Termination shall not constitute a termination by the Company.

4. Successors; Binding Agreement.

4.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (other than the Successor) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

4.2 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

5. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive’s signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

Attention: Chief Executive Officer

6. Miscellaneous.

6.1 No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.2 Except as otherwise provided herein, this Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall not supersede any agreement or arrangement governing the terms of the Executive’s employment by the Company generally, or imposing restrictions on the Executive’s activities after termination of employment, except to the extent that such other agreement or arrangement also provides for the payment of severance upon a termination of employment occurring during the Term, in which event the Executive shall be entitled to receive the greater of the severance provided under this Agreement or such other agreement or arrangement, without duplication.

6.3 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections.

6.4 Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

6.5 The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.

6.6 Nothing contained shall be construed as creating an express or implied contract of employment or as giving Executive any right to be retained in the employ of the Company or the Successor.

6.7 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.8 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7. Settlement of Disputes; Arbitration.

7.1 All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing not more than one year after the Date of Termination. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. If the Committee denies the Executive’s claim, the Executive may appeal the Committee’s decision to the Board within sixty (60) days after notification by the Committee that the Executive’s claim has been denied, in which event the Board shall review the Committee’s action and notify the Executive of the results of such review in writing. Claims and appeals to the Board shall be processed in accordance with the requirements of Section 503 of the Employee Retirement Income Security Act of 1974 and Department of Labor Regulations §2560.503-1, which are incorporated herein by this reference.

7.2 Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules for the resolution of employment disputes of the American Arbitration Association then in effect; provided that any arbitration may not be commenced until the Executive has first complied with the claims and appeals procedure set forth in Section 7.1, and must be commenced not more than ninety (90) days after the Executive is notified of the Board’s decision on appeal. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator shall have the discretion to award costs (including the arbitrator’s fee and fees and disbursements of counsel) to the prevailing party as part of his award.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BAXTER INTERNATIONAL INC.

By:
Name:
Title:

EXECUTIVE

Address: